Exhibit 99.1

NEWS RELEASE

CSG SYSTEMS ACQUIRES TELUTION INC. TO EMPOWER CABLE AND

SATELLITE OPERATORS TO CAPITALIZE ON ADVANCED SERVICES

CSG to Deliver Expanded Capabilities to Support

Wireless, Content, IPTV and Business Services

ENGLEWOOD, Colo. (March 1, 2006) — CSG Systems (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced that it has acquired Telution, Inc., a private, Chicago-based provider of Operations Support System (OSS) software that enable communications companies to bring bundled, advanced services to market quickly and effectively.

CSG Systems has signed a definitive merger agreement to acquire Telution, Inc. and its COMX solution to expand CSG’s ability to support cable and satellite operators as they deliver advanced IP-based services, designed to attract and retain consumers who have begun to expect the availability of video, voice and data services over nearly any device at the time and location they choose.

CSG will integrate COMX’s capabilities into CSG Advanced Convergent Platform (ACP), its existing customer-centric billing and customer care solution, accelerating its product roadmap to quickly enable operators to more easily bundle and deploy wireless, content, business services and IPTV offerings.

In recent months, cable and satellite operators have taken strides to lead the converging communications market by offering bundles of new services on-demand and over the television, Internet and through handheld devices.

“Cable and satellite operators are well positioned to increase revenues through the incremental bundling of a variety of new services, including wireless services, business services, IPTV, and personalized content,” said Rob Rich, Executive Vice President, Yankee Group. ”The acquisition of Telution and integration of the COMX suite with CSG’s current solution will provide its customers with more flexible, comprehensive capabilities, especially in the areas of service bundling, complex pricing and multi-service customer care.”

Through this acquisition, CSG will extend its ability to support its customers’ sales, ordering, partnering and service provisioning processes as well as delivering enhanced customer care capabilities through all customer touch points – the Web, interactive television, field service, statement, the call center and more.

“As cable and satellite operators continue to introduce more complex products and services, a need has emerged for solutions that can help them manage the complexity, from both services and customer relationship standpoints,” said Mike Scott, Executive Vice President of CSG Systems. “Our customers are facing a new era of tougher competition, increasing the pressure to deliver more complex combinations of video, voice and data services. CSG is evolving its solution and approach to help them compete successfully.”

“Like CSG Systems, Telution has focused on helping progressive communication companies better serve customers, offer exciting new services, and ultimately, improve the total service experience,” said Kent Steffen, Telution President and CEO. “We are thrilled to become part of CSG Systems and to bolster its continued progress toward helping communication companies better compete and win through advanced software solutions.”

Financial Terms and 2006 Guidance

CSG will acquire Telution for approximately $22 million in cash, which will be paid upon closing of the transaction, which is expected by the end of the day today. In addition, the purchase agreement provides for contingent payments of up to $8 million over the next three years.

CSG does not expect this transaction to have a significant impact on its expected first quarter 2006 revenues, but does expect that the transaction will add $5 million to $7 million in revenues for the full-year 2006.

CSG expects to incur certain one-time charges related to this acquisition in the first quarter of 2006. Excluding these one-time charges, which are not estimatable at this time, CSG does not expect this acquisition to have a significant impact to its overall results of operations for the first quarter or full-year 2006.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American convergent broadband and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

About Telution

Founded in 1998, Telution has proven its ability to support the needs of the communications market with customers such as Shaw, Sprint and SBC. For more information about Telution and its COMX solution, visit www.telution.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its three largest clients, Comcast Corporation, Echostar Communications, and Time Warner, Inc., which combined make up over 50% of CSG’s revenues from continuing operations; 2) the continued acceptance of CSG ACP and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; and 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Media:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Investors:

Liz Bauer

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com

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